Exhibit 3.1

CERTIFICATE OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

CAMBRIDGE DISPLAY TECHNOLOGY, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Cambridge Display Technology, Inc. (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on May 12, 1999, under the name CDT Acquisition Corp. The Certificate of Incorporation was amended and restated on July 23, 1999. The Amended and Restated Certificate of Incorporation was amended, changing the name of the Corporation to Cambridge Display Technology, Inc., on July 13, 2004.

3. The total number of shares of capital stock which the Corporation has authority to issue is 27,894,667, consisting of:

(a) Class A Common Stock. 27,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock” or the “Common Stock”), of which [                ] shares are outstanding.

(b) Class B Common Stock. 850,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), of which 311,692 shares are outstanding.

(c) Preferred Stock. 44,667 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which (i) 6,000 were designated as shares of Series A Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and (ii) 38,667 were designated as shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”). 6,000 shares of Series A Preferred Stock and 25,871 shares of Series B Preferred Stock are outstanding.

4. Immediately prior to the consummation of the firm commitment underwritten initial public offering (the “Offering”) covering the offer and sale of shares of Common Stock for the account (in whole or in part) of the Corporation, and subject in all respects to the consummation of such Offering:

(a) Each outstanding share of Class B Common Stock shall be converted, automatically, immediately and irrevocably into one share of Class A Common Stock in accordance with the terms of the Amended and Restated Certificate of Incorporation, as amended, filed by the Corporation with the Secretary of State of the State of Delaware. All authorized shares of Class B Common Stock shall at that time be retired and cancelled and shall be prohibited from being reissued and shall cease to be authorized shares of the Corporation. All authorized shares of Class B Common Stock shall at that time be retired and cancelled, shall be prohibited from being reissued and shall cease to be authorized shares of the Corporation.

(b) Each outstanding share of Series A Preferred Stock and Series B Preferred Stock shall be converted, automatically, immediately and irrevocably into shares of Class A Common Stock in accordance with the terms of the Certificate of Designations, as amended, filed by the Corporation with the Secretary of State of the State of Delaware establishing the number of shares, and the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares, of the Series A Preferred Stock and Series B Preferred Stock. All authorized shares of Series A Preferred Stock and Series B Preferred Stock shall at that time be retired and cancelled, shall be prohibited from being reissued by the Corporation and shall cease to be authorized shares of the Corporation.

(c) Immediately following the conversions provided for under Sections 4(a) and 4(b) hereof, each share of Class A Common Stock outstanding shall be reclassified on a basis of [    ] shares of Class A Common Stock for each share of Class A Common Stock outstanding and, accordingly, each share of Class A

Common Stock outstanding shall, without further action by the Corporation or any stockholder, be deemed to represent [    ] shares of Class A Common Stock, provided that all fractional shares resulting therefrom shall be eliminated and each holder thereof shall be entitled to receive a cash payment equal to such holder’s fraction of a share of Class A Common Stock multiplied by the per share fair market value, as determined by the Board of Directors.

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5. Immediately following the consummation of the Offering, the Corporation’s Amended and Restated Certificate of Incorporation is hereby further amended and restated pursuant to Sections 228, 242 and 245 of the Delaware General Corporation Law, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Second Amended and Restated Certificate of Incorporation).

6. This Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the Certificate of Incorporation of the Corporation as heretofore amended and restated, has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment by written consent in accordance with Section 228 of the General Corporation Law.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate on the      day of                     , 2004.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

By:
Name: David Fyfe
Title: Chief Executive Officer

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Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

ARTICLE I

NAME

1.1 The name of the corporation is Cambridge Display Technology, Inc. (the “Corporation”)

ARTICLE II

REGISTERED OFFICE

2.1 The Corporation’s registered office in the State of Delaware is located at 9 East Loockerman Street, Suite 1B, City of Dover 19901, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

3.1 The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STRUCTURE

4.1 The total number of shares of capital stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 46,667 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). No share shall be issued until it has been paid for, and all shares, when and as issued, shall thereafter be nonassessable.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in, the resolution or resolutions adopted by the Board of Directors providing for the issuance, of such class or series and as may be permitted by the General

Corporation Law of Delaware, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such condition, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

ARTICLE V

STOCKHOLDER VOTING RIGHTS

5.1 The stockholders of the Corporation shall not be entitled to cumulative voting.

5.2 The presence in person or by proxy of the holders of one-third (1/3) of the voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting. Except as otherwise provided by this Second Amended and Restated Certificate of Incorporation, if a quorum is present, the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

5.3 To the fullest extent permitted by law, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, such action may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE VI

DIRECTORS

6.1 The number of Directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of Directors may be filled, and Directors may be removed, as provided in the By-Laws.

6.2 The election of directors of the Corporation need not be by written ballot, unless the Bylaws of the Corporation provide otherwise.

6.3 All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Second Amended and Restated Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

6.4 The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Second Amended and Restated Certificate of Incorporation otherwise provide and subject to the right of the stockholders of the Corporation to alter or repeal any provision of the By-laws made by the Board of Directors.

ARTICLE VII

INDEMNIFICATION

7.1 No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, provided that nothing contained in this Article shall eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the Director derived an improper personal benefit.

7.2 If the Delaware General Corporation Law is hereafter amended to authorize the further elimination of the liability of a Director, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

7.3 Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

7.4 The provisions of this Article VII shall not be deemed to limit or preclude indemnification of a Director by the Corporation for any liability of a Director which has not been eliminated by the provisions of this Article VII.

ARTICLE VIII

NO PRE-EMPTIVE RIGHTS

8.1 The stockholders of the Corporation shall not be entitled to preemptive rights to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of capital stock of the Corporation, or any options or warrants to purchase shares, or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

ARTICLE IX

DELAWARE §203

9.1 The Corporation shall be governed by Section 203 of the General Corporation Law of Delaware.

ARTICLE X

AMENDMENTS

10.1 The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in any manner now or hereafter prescribed or permitted by the General Corporation Law of Delaware and does further authorize at any time prior to the filing of such amendment with the Delaware Secretary of State, notwithstanding authorization of the proposed amendment by the stockholders of the Corporation, the Board of Directors may abandon such proposed amendment without further action by the stockholders.

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